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                                                                  EXHIBIT 99.223

                              Review of the Paper:
 Management of Multiple Congested Conditions in Unbundled Operation of a Power
                                     System

                                       by:

                            H. Glavitsch, F. Alvarado

This paper provides some good insights for the problem of congestion management in power transmission networks in emerging energy markets. It is, however, very impractical for real world application for the following reasons:

        1. The paper assumes that market players will react perfectly and rationally to price signals derived based on generation costs and as such congestion would disappear. In reality, even if these market players were all "well intentioned," they could have technical/economic difficulty reacting to "optimally derived" price signals and the congestion would remain.

        2. There are more than just short-run cost based prices that influence the market behavior. Other components of transmission price also would play an important role in how market participants would behave.

        3. The solutions offered by the paper are strongly dependent on generator cost information that may not be available at all.

        4. Paper's results, conclusions and contributions are strongly dependent on quadratic cost curves for generators. In reality, generator cost curves are not even quadratic. Furthermore, in a restructured industry, generators will be identified by their prices rather than costs (the price/capacity curve may take any shape).

        5. Load management is completely ignored as a means of relieving congestion.

        6. The paper allows certain generators to be excluded from redispatch. Depending on the system operating condition this may not be practicable.

        7. The two iteration solution offered by the paper is completely impractical to implement.